Exhibit 10.15

First Amendment to

Stericycle, Inc. 2005 Incentive Stock Plan

The Stericycle, Inc. 2005 Incentive Stock Plan (the “Plan”) is amended as follows pursuant to the authority of the Board of Directors of Stericycle, Inc. under Paragraph 8.3 of the Plan:

1.	Amendment of Paragraph 4.5

Paragraph 4.5 of the Plan is amended to read as follows:

4.5 Individual Limit on Awards

The maximum number of shares of Common Stock for which Awards may be granted to any Eligible Person in a calendar year shall not exceed 200,000 shares, taking into account all grants and awards under other stock option and equity compensation plans of the Company (other than the Company’s bonus conversion program). This maximum shall be subject to the capitalization adjustments under Paragraph 4.6.

2.	Effective Date

This Amendment shall be effective as of February 11, 2009.